SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 5, 2003


                        General DataComm Industries, Inc.
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               (Exact Name of Registrant as Specified in Charter)


         Delaware                      1-8086                   06-0853856
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(State or Other Jurisdiction         (Commission                (IRS Employer
    of Incorporation)                 File Number)           Identification No.)


        Naugatuck, Connecticut                                  06770
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(Address of Principal Executive Offices)                     (Zip Code)



        Registrant's telephone number, including area code (203) 729-0271
                                                           --------------


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)
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Item 3.  Bankruptcy or Receivership

On August 5, 2003 in the United States Bankruptcy Court for the District of Delaware, the Registrant received confirmation of its Amended Joint Plan of Reorganization (the "Plan") dated April 29, 2003. The Plan appears as Exhibit A to the Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code in Respect to Amended Joint Plan of Reorganization and is filed with this Form 8-K as Exhibit 2. The Registrant anticipates that the Effective Date will be in the latter part of August 2003.

The Plan provides for creditors to receive payment of 100% of their claims over a five-year period. Payment of the unsecured creditors' claims (estimated to be less than $20 million) will be made in the form of new Debentures. No principal will be payable on the new Debentures until the secured lender's claim is paid in full. Interest shall accrue on the new Debentures at an annual rate of 10%, but such rate shall be reduced if the new Debentures are paid in full within four years or less. Shareholders will retain their shares subject to a one-for-ten reverse stock split of outstanding shares effective as of the Effective Date.

Under the terms of the New Loan Agreement with the secured lenders that was agreed as part of the Plan, the secured lenders will receive a note in the original amount of $25 million, subject to adjustment, dated as of August 20, 2002, and due on December 31, 2007 (the "Term Obligation"). The Term Obligation accrues interest from August 20, 2002 at the annual rate of 7.25% through December 31, 2003, and thereafter at the greater of (i) 7.25% and (ii) the prime rate plus 2.5%. The Term Obligation shall amortize at the rate of $250,000 per month subject to adjustment after January 1, 2005.

In addition, the secured lenders will receive an obligation in the original principal amount of $5 million, subject to adjustment, dated as of August 20, 2002 and due December 31, 2007 (the "PIK Obligation"). Interest accrues at the same rates as the Term Obligation. The outstanding principal and accrued interest thereon shall be forgiven in increments of $1.25 million if the Term Obligation is reduced by $5 million by June 30, 2003, by $10 million by December 31, 2003, by $15 million by June 30, 2004 and by $25 million (in full) by December 31, 2004. Since the Term Obligation has already been reduced by more than $10 million, the current balance owing on the PIK Obligation is reduced to $2.5 million, plus accrued interest.

Since the initial bankruptcy filing on November 2, 2001, the Company has recorded all adequate protection and interest payments otherwise due the to secured lenders as interest expense due to the uncertainty as to the ultimate disposition of the Company in the bankruptcy process. Therefore, based on the terms of the New Loan Agreement, the amount presently due under the new Term Obligation and PIK Obligation is approximately $3 million less than the Company's immediately preceding carrying value of such obligation.

The number of shares of Common and Class B stock issued and outstanding is 34,001,380 and the number reserved for future issuance in respect of claims and interests filed and allowed under

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the Plan is 11,925,419, for an aggregate total is 45,926,799 (in each case prior to the one-for-ten reverse split). In addition, the Company's secured lenders have warrants (1) to purchase up to 51% of the Common Stock at $.01 per share in the event of default under the New Lender Loan and Security Agreement, and (2) to purchase 10% of the Common Stock if the debt owing to them is not paid in full by December 31, 2004. However, both such warrants and any Common Stock issued thereunder will be canceled if the secured lender's outstanding debt is fully paid by December 31, 2007.

The unaudited assets and liabilities of the Registrant are included in the unaudited balance sheet which is included in Exhibit 99.2 of this Form 8-K. Also included in this Exhibit are the unaudited income statements for the one month, three months and nine months ended June 30, 2003.

See Schedule 1.42 to Exhibit 99.1 for more details of the new Debentures and Schedules 1.41, 1.46 and 1.47 for information relating to secured lender transactions.

Item 5.   Other Events

On July 18, 2003, General DataComm Industries, Inc. (GDC) and U.S. Assemblies Raleigh, Inc. and U.S. Assemblies Georgia, Inc. and The Matco Electornics Group, Inc. (Matco) signed a stipulation resolving GDC's objection to the claims of Matco whereby Matco was allowed solely a General Unsecured Claim in the amount of $4 million and, in addition, GDC agreed to purchase inventory from Matco for $600,000. Litigation and claims between the two companies were withdrawn. As a result of the settlement, GDC will record a gain of approximately $4,700,000 in the quarter ending September 30, 2003.

Item 7.  Exhibits

2. Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (incorporated by reference to Exhibit A to the within contained Exhibit 99.1, Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code).

99.1 Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy
     Code.

99.2 Unaudited financials of the Registrant for the one, three and nine month periods ended June 30, 2003 and as of June 30, 2003.



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

                                   SIGNATURES




         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         General DataComm Industries, Inc.
                                         ---------------------------------
                                                  (Registrant)


                                         By: /s/ WILLIAM G. HENRY
                                             -----------------------------
                                             William G. Henry
                                             Vice President and
                                             Principal Financial Officer



Dated:  August 8, 2003




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